Exhibit 10.10

SUMMARY OF COMPENSATION OF INDEPENDENT DIRECTOR

Non-employee director of the Company receives $15,000 per fiscal quarter for services and for attending board meetings. This amount is payable at the beginning of each such fiscal quarter.